EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the use in this Registration Statement of Cord Blood America, Inc. and Subsidiaries on Form SB-2 of our report, dated March 18, 2005, except for
Note 15 (debt, third paragraph) as to which the date is March 24, 2005 (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus.


/S/ TEDDER, JAMES, WORDEN & ASSOCIATES, P.A.


Orlando, Florida
April 29, 2005